Exhibit 99.1

Contact: Michael A. Sicuro Chief Financial Officer 281.863.6426

US Oncology, Inc. Announces Issuance of $775 Million of Debt Securities

THE WOODLANDS, TEXAS (June 18, 2009) — US Oncology, Inc. (the “Company”) today announced that it has issued an aggregate $775 million principal amount of 9.125% senior secured notes due 2017. The notes will be senior secured obligations of the Company. Proceeds of the notes were used to repay $436.7 million outstanding under the term loan portion of the Company’s existing senior secured credit facility (which was schedule to mature in quarterly installments from September 2010 through August 2011) and to discharge $300.0 million outstanding 9% Senior Notes due 2012 (the “existing Senior Notes”), as well as to pay fees and expenses relating to the offering. The existing Senior Notes will be redeemed on August 17, 2009 at a redemption price equal to 102.250% of the principal amount plus accrued and unpaid interest.

In connection with the issuance of the senior secured notes, the Company amended its senior secured credit facility to, among other things, allow for the issuance of the notes and the use of net proceeds from the issuance described above.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the securities described herein. The senior secured notes were issued and sold in a private offering to institutional investors pursuant to Rule 144A and Regulation S under the Securities Act of 1933. The senior secured notes have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

Forward Looking Statements

This press release memorandum contains “forward looking statements.” All statements other than statements of historical acts included in this offering memorandum that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward looking statements. Forward looking statements give our current expectations and projections relating to the financial condition, results of operations, plans, objectives, future performance and business of US Oncology, Inc. and its subsidiaries. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

These forward looking statements are based on our expectations and beliefs concerning future events affecting us. They are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Although we believe that the expectations reflected in our forward looking statements are reasonable, we do not know whether our expectations will prove correct. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties, including those discussed under the heading “Risk Factors” in US Oncology Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2008, and subsequent filings with the Securities and Exchange Commission.

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